News Release
                                                                  March 18, 2004

                     Rapidly Rising Steel Prices to Impact
                        Valmont's First Quarter Earnings



     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures, coating services for infrastructure, and mechanized irrigation equipment for agriculture, today commented on its outlook for the first quarter ending March 27, 2004. The Company said that while sales are expected to be higher than the comparable period of the prior fiscal year, an unprecedented and rapid increase in steel prices has reduced its operating margins, particularly in its lighting and traffic, and utility businesses. First quarter diluted earnings per share are now expected to be in the range of $.19 - .21 compared with first quarter 2003 diluted earnings per share of $.30.

     "We expect favorable sales and earnings comparisons in our irrigation, tubing and specialty structures businesses," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "Our lighting and traffic, and utility businesses should also show higher sales comparisons. However, the speed with which steel producers have increased prices and imposed surcharges has prevented us from fully recovering these price increases as we ship orders out of our backlog in the poles businesses. Tight steel supplies have negatively impacted volumes in our coatings business, as some customers struggle to obtain steel.

     "There is no precedent for the current pricing environment. Our suppliers are imposing surcharges and, in some cases, in a departure from normal industry practices, modifying their contracts and commitments.

     "Typically we are able to raise our prices in step with steel price increases in an orderly fashion. What is different at the moment is the unprecedented speed, frequency and size of the price increases. We expect this environment will not continue long-term and we remain positive on our outlook for the balance of 2004 and expect gains in profitability for the year," added Bay.

     The company will report first quarter 2004 earnings on April 20, 2004.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.


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     This release contains forward-looking statements, within the meaning of the
Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of
new  products,   product  pricing,   domestic  and   international   competitive
environment,   actions  and  policy   changes  of  domestic  and   international
governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the
forward-looking   statement.  The  Company  cautions  that  any  forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.